Exhibit 3.1

                                    AMENDMENT

                                TO THE BYLAWS OF

                           EASTGROUP PROPERTIES, INC.

     By resolutions adopted by the Board of Directors of EastGroup Properties, Inc. (the "Corporation"), on July 16, 2007, the Board of Directors authorized the following amendments to the Corporation's Bylaws, as amended:

1. Section 1 of Article VII of the Bylaws is to be deleted in its entirety and replaced by the following:

          "Section 1. CERTIFICATES

               Shares of the Corporation's  capital stock may be certificated or uncertificated, as provided under Maryland law, and this Section 1 of this Article VII shall not be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of capital stock of any or all of the Corporation's classes or series without certificates. Each stockholder, upon written request to the Secretary of the Corporation, shall be entitled to a certificate or certificates which shall evidence and certify the number of shares of each class or series of the Corporation's capital stock held by the stockholder. Each certificate shall be signed by the Chief Executive Officer, the President or a Vice President and countersigned by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the actual seal or a facsimile thereof, if any, of the Corporation. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes or series of stock, each class or series may have its own number sequence. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder, upon request made to the Secretary and without charge, a full statement of such information. A certificate may not be issued until the stock represented by it is fully paid. If any or all of the Corporation's classes or series of capital stock are issued without certificates, the Corporation shall provide each stockholder a written statement

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          that includes the  information  that is required to be included on the face of a stock certificate."

2. Section 2 of Article VII of the Bylaws is to be deleted in its entirety and replaced by the following:

          "Section 2. TRANSFERS

               The Board of Directors shall have the power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of capital stock; and may appoint transfer agents and registrars thereof. The duties of the transfer agent and registrar may be combined."

     The   foregoing  is  certified  as  an  amendment  to  the  Bylaws  of  the
Corporation, adopted by a majority of the Board of Directors effective as of July 16, 2007.



                                          /s/ N. KEITH MCKEY
                                          ------------------
                                          N. Keith McKey
                                          Secretary